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                                                                      Exhibit 21

1.    Ingenious, Inc., an Illinois corporation

2.    Lante International Holdings, Inc., a Delaware corporation

3. Lante Consulting Services Pvt. Ltd., a company organized under the laws of India

4.    Lante Singapore Pte Ltd., a company organized under the laws of Singapore